EXHIBIT 10.1

SUMMARY OF CASH COMPENSATION FOR DIRECTORS

     The following cash compensation is paid to members of our board of directors: (1) each of our non-employee directors receives a fee of $5,000 per fiscal quarter for serving on the board of directors, (2) each of our directors who serves as the chairman of the board or as the chairman of the audit committee, compensation committee or nominating and corporate governance committee of the Board receives an additional $5,000 per year for each such position held; and (3) the chairman of the audit committee of the board receives an additional $10,000 per year. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meeting of the board of directors and its committees.